FOURTH AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

DIAMOND HILL FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, AS AMENDED

AND

STATE STREET BANK AND TRUST COMPANY

AND

REDEMPTION AND PURCHASE REQUEST

This Fifth Amendment (this “Amendment”) dated July 8, 2016 is between Diamond Hill Funds, on behalf of its series as listed on Schedule B, severally and not jointly, each a registered management investment company organized and existing under the laws of Ohio (each a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of March 1, 2014, as amended to date, between the Diamond Hill Funds, on behalf of each Fund and State Street (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:.

2. Redemption and Purchase Request. Each Fund hereby requests that, at 5:00 p.m. on July 11, 2016, State Street redeem (the “Redemption”) all shares of the State Street Navigator Securities Lending Prime Portfolio (“Prime Portfolio”) then owned by each Fund and use the proceeds thereof to purchase (the “Purchase”) simultaneously for each Fund shares of the State Street Navigator Securities Lending Prime Portfolio II (“Prime Portfolio II”). Each Fund hereby agrees to (i) accept, in whole or in part, an in-kind distribution of assets from Prime Portfolio in connection with the Redemption, such assets to be valued at their amortized cost value, and (ii) contribute in-kind to the Prime Portfolio II in connection with the Purchase all such assets received in-kind in the Redemption at the same value therefor.

3. Amendments.

a) Schedule A of the Agreement is hereby modified as follows:

(i) All references to “State Street Navigator Securities Lending Prime Portfolio” are deleted and replaced in their entirety with “State Street Navigator Securities Lending Prime Portfolio II”

(ii) All references to “(Prime Portfolio)” are deleted and replaced in their entirety with the following: “(Prime Portfolio II)”

4. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto execute this Fourth Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf

of its series as listed on Schedule B,

severally and not jointly

By: ____/s/ Thomas E. Line________________

Name: __Thomas E. Line__________________

Title: __Chief Executive Officer____________

STATE STREET BANK AND TRUST COMPANY

By: __/s/ Owen Nichols____________________

Name: __Owen Nichols____________________

Title: ___Managing Director________________